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                                                                 EXHIBIT 2.5

Stibbe Simont Monahan Duhot

                                                           Ref:compensation.ag4

                             COMPENSATION AGREEMENT

1. The private limited liability company B.V. WISTERIA, incorporated under the laws of The Netherlands, duly represented by its statutory director Pantapharma B.V., hereinafter to be referred as: "Wisteria";

AND

2. The private limited liability company HOUDSTERMAATSCHAPPIJ SINGULTUS B.V. i.o., to be incorporated under the laws of The Netherlands, duly represented by its incorporator, Stichting Administratiekantoor Hugo, duly represented by one of its statutory directors M. Rootring, hereinafter to be referred as: "Singultus";

WHEREAS:

a. EuroMed, Inc., EuroMed Europe B.V., and Mutarestes B.V. (hereinafter: the "EuroMed-group") have signed on 3 April, 1997 the Share Purchase Agreement (hereinafter: "the Share Purchase Agreement"). The EuroMed-group thereby agreed that Mutarestes sells it shares in Pluripharm International B.V. (hereinafter: "Pluripharm") to Singultus;

b. Pursuant to article 6 of the Share Purchase Agreement the EuroMed-group is obliged to submit two documents on or before 27 May, 1997. These two documents are: (1) statement of the firm Paardekooper & Hoffman or a financial advisory firm of the same reputation in which the value of Pluripharm is determined and in which it is


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        declared that the purchase price for the shares in Pluripharm is considered to be a fair consideration and a reasonably equivalent to the EuroMed-group and its shareholders (hereinafter: "the Fairness Opinion") and (2) a written shareholders approval of the shareholders of EuroMed, Inc. with respect to the sale and purchase of the shares in Pluripharm subject to the terms of the Share Purchase Agreement (hereinafter:
        "the Shareholders Approval");

c. In case the Fairness Opinion and/or the Shareholders Approval will not be furnished on or before 27 May, 1997 to Singultus, Singultus or EuroMed, Inc. may rescind the Share Purchase Agreement pursuant to article 4.4 of the Share Purchase Agreement.

d. This agreement (the "Agreement") sets forth the consequences that will result if the Fairness Opinion and/or the Shareholders Approval will not timely be furnished.


THE PARTIES HEREBY AGREE AS FOLLOWS:


1. Parties agree that in addition to article 4.4 of the Share Purchase Agreement the compensation clause provided in article 3 hereof will apply in case of such rescission.

2. To secure that the Shareholders Approval will be obtained, Wisteria, in its capacity of the majority shareholder of EuroMed, Inc., hereby represents and warrants that it will take all actions within its powers to achieve that the Shareholders Approval will be obtained, such as, but not limited to, (i) to vote in
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        favour of the sale and purchase of the shares in Pluripharm subject to the terms of the Share Purchase Agreement and (ii) that no third party will exercise voting power in respect of the shares in EuroMed, Inc. which are presently held by Wisteria otherwise than mentioned under
        (i).

3. If Shareholders Approval (due to an event within the power of Wisteria) or the Fairness Opinion will not be furnished on or before 27 May, 1997 to Singultus and as a result thereof the Share Purchase Agreement is rescinded by EuroMed, Inc., Wisteria will be due to Singultus an immediately payable compensation of NLG 500,000.

4. Wisteria represents and warrants that the amount of the compensation (i.e. NLG 500,000) will be deposited on 4 April, 1997 on the bank account of the civil law notary, Mr. J.H.M. Carlier (Stichting Derdengelden Notariaat: 41.18.32.352, dossiernr.: 140207) as security for payment of the compensation as mentioned in article 3 hereof. Wisteria is entitled to the interest accrued on the NLG 500,000.

5. In case article 3 hereof applies, the civil law notary will pay the amount of the compensation on 28 May, 1997 to Singultus.

6. Wisteria will procure that copies of all documents which will be sent to the shareholders of EuroMed, Inc. concerning the Share Purchase Agreement and the shareholders meeting in connection therewith will be furnished to Singultus.

7.      Parties agree that this signed copy of the Agreement
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Stibbe Simont Monahan Duhot

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        will be the only copy available. This copy will be deposited in escrow at the office of the aforementioned civil law notary.

8. Each party shall keep the Agreement confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by the Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release or filing that is required by law, copies of which shall be made available to the other party or (ii) to advisors, financiers or lenders of each party.

9. The Agreement and the rights and obligations of the parties hereto are governed by and construed and enforced in accordance with the laws of the The Netherlands. Any dispute arising under the Agreement shall be exclusively settled by the competent Court of Amsterdam, The Netherlands.

IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of today April 7, 1997


/s/ A.F. HINNEN
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B.V. Wisteria


/s/ M. ROOTRING
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Houdstermaatschappij Singultus B.V.